November 2, 2009
FOR IMMEDIATE RELEASE
Investor Contact:  Mark Warren (205) 298-3220
Media Contact:  David Donaldson (205) 298-3220

VULCAN ANNOUNCES THIRD QUARTER RESULTS
Cost management and continued focus on improving margins help position the Company for significant participation in U.S. economic recovery

Birmingham, Alabama – November 2, 2009 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, announced results today for the third quarter ended September 30, 2009.

Third Quarter Summary and Comparisons with the Prior Year
●	Net earnings were $54 million, or $0.43 per diluted share, including $0.38 per diluted share from continuing operations.
●	Aggregates shipments declined 20 percent, reducing earnings $0.46 per diluted share.
●	Aggregates pricing increased 2.4 percent.
●	Aggregates cash fixed costs decreased 12 percent.
●	Asphalt margins improved.
●	Year-to-date cash provided by operating activities was $355 million compared with $278 million in the prior year.
●	EBITDA as a percent of net sales was 25 percent versus 23 percent in the prior year.

Commenting for the Company, Don James, Vulcan’s Chairman and Chief Executive Officer, stated, “Our employees continue to run the business in a cost-efficient manner.  Although sales volumes in the third quarter were 19 to 29 percent lower than the prior year for our key product lines, overall gross profit as a percent of net sales equaled the prior year’s third quarter.  Gross profit as a percent of net sales, excluding depreciation, depletion and amortization, increased to 34 percent from 31 percent in last year’s third quarter.  Our ongoing focus on managing costs and improving productivity will enhance our ability to increase earnings as the economy recovers and construction activity improves.

“Economic stimulus funds of $27 billion designated for highway projects are working their way into the U.S. economy.  While 73 percent of these funds had been obligated to specific projects by the end of September, only $2.4 billion of these stimulus funds had been paid to contractors for construction work performed.  Vulcan-served states generally have obligated funds for new highway projects at the same pace as other states; however, our states have lagged the rest of the country when it comes to starting stimulus-related construction.  At the end of September, our states had spent less than 7 percent of their available stimulus funds for work performed compared to 12 percent for the rest of the country.  These differences in spending patterns between Vulcan-served states and other states are due in part to the types of projects planned.”

November 2, 2009
FOR IMMEDIATE RELEASE

Third Quarter Operating Results Commentary

Third quarter earnings for aggregates declined as the impact of lower shipments more than offset the earnings benefit from improved prices, lower unit costs for diesel fuel and cost control measures.  Aggregates shipments declined 20 percent from the prior year due to weak demand and wet weather in certain key markets.  Lower aggregates volumes reduced third quarter EBITDA by approximately $69 million versus the prior year.  The increase in the average selling price for aggregates reflects wide variations across Vulcan-served markets.  Many major markets realized price improvement from the prior year well above the 2.4 percent average, while markets in the West and in Florida reported year-over-year declines in average selling prices.

Stimulus projects in most Vulcan-served states were slow to get underway due in part to the types of projects being implemented by state transportation agencies.  In Florida for example, most stimulus dollars are going to fund projects that will add lane capacity.  These projects require more time for design and permitting.  As a result, less than one percent of Florida’s highway stimulus dollars had been spent by the end of September.  Illinois and Tennessee were exceptions, with pavement improvement projects comprising most of the shovel-ready work in those states, resulting in relatively higher levels of stimulus-funded spending during the third quarter.  As a result, aggregates sales volumes in most of the markets in these two states outperformed other Vulcan-served markets.

Throughout the recession, the Company has rationalized production, reduced operating hours, streamlined the workforce and effectively managed spending, thereby offsetting some of the cost impact related to lower volumes.   Aggregates cash fixed costs were 12 percent lower than in the prior year’s third quarter.  In addition, the unit cost for diesel fuel decreased 43 percent from the prior year’s third quarter, increasing earnings $0.08 per diluted share.

Asphalt earnings in the third quarter were higher than last year’s third quarter as material margins improved due to lower costs for liquid asphalt, more than offsetting the earnings effect of a 19 percent decline in asphalt volumes.  Concrete earnings decreased from the prior year’s third quarter due primarily to lower volumes.

Cement earnings declined from last year’s third quarter due to the effects of weaker sales volumes, slightly offset by lower energy costs.

Selling, administrative and general expenses in the third quarter were $80 million, as compared to $76 million in the prior year.  The year-over-year increase was due to project costs related to the replacement of legacy IT systems and costs associated with reducing employment levels.

In the third quarter, the Company recorded a tax benefit of $6 million, compared with a tax expense in the prior year of $21 million.  An adjustment to the current quarter’s income tax provision was required so that the year-to-date provision reflects the expected annual tax rate.

All results are unaudited.

Outlook Highlights and Commentary

Commenting on the Company’s outlook, Mr. James stated, “The construction environment remains challenging, reflecting continued weak private construction activity and uncertainty surrounding the timing and amount of a new multi-year federal highway program.  Given the failure of Congress to pass a fully-funded extension of SAFETEA-LU, the previous highway bill that expired on September 30, transportation construction activity from the regular multi-year federal highway program is uncertain.

November 2, 2009
FOR IMMEDIATE RELEASE

“Despite these challenges, we believe the cost management actions we have taken, along with our disciplined approach to pricing, and the improved liquidity and financial flexibility we have achieved, will enable us to participate fully in the economic recovery.  Plant operating costs and overhead expenses are being tightly managed as we continue to adjust our cost structure to match the weak demand environment.  Our aggregates production in the third quarter was lower than our shipments, reducing inventory and conserving cash.  As we have throughout this downturn, we continue to aggressively manage controllable costs and to focus on cash margins and earnings.

“Debt reduction and achieving target debt ratios remain a priority use of cash flows.  Through the first nine months of 2009, we reduced total debt by approximately $700 million.  In the fourth quarter, our cash generation should be enhanced by a seasonal reduction in working capital requirements.  For the full year, we now expect capital spending to be approximately $140 million, down from $175 million projected at the end of the second quarter and down sharply from the $353 million spent in 2008.

“Our outlook for aggregates demand in the fourth quarter now reflects further weakness expected in private construction as well as reduced highway construction activity.  Our revised outlook for highway construction activity in the fourth quarter is due to the varied timing of spending of stimulus-related funding, the uncertainty regarding timing and duration of an extension of the federal highway bill as well as the lack of visibility regarding timing for ultimate passage of a new multi-year bill.  Additionally, since our products are produced and consumed outside, weather can be a contributing factor to the timing of shipments, particularly in the fourth quarter.  We expect higher selling prices for aggregates in 2009 to partially offset the earnings effects of lower volumes.

“Looking at demand for our products beyond 2009, Vulcan should benefit from our aggregates-focused strategy that is complemented by our asphalt and concrete operations in certain markets.  Approximately $50 to $60 billion of stimulus-related construction has been identified that could use our products, including $27 billion for highways and bridges.  Through the first nine months of 2009, highway construction awards have been buoyed by stimulus-related funding.  Through September, contract awards for highways have increased 5 percent from the prior year and state departments of transportation and local governments continued to make good progress obligating stimulus dollars for transportation projects.  In September, the Federal Highway Administration reported that approximately 4,000 stimulus-funded projects were under construction, involving $11 billion of stimulus funds.  In addition, there are $8 billion of projects for which funds have been obligated but work has not yet begun.  As of the end of September, approximately five months remain for each state to obligate the remaining federal stimulus funds apportioned for highways.  Afterwards, unobligated funds must be returned to the Federal Highway Administration for redistribution.

“Our expectations for growth in demand for our products from stimulus-related construction activity, as well as improvement in residential construction, point toward growth in earnings.  Our available production capacity, improved cost structure, and ongoing efforts to improve cash margins, position Vulcan to participate efficiently and effectively in the supply of material for stimulus projects and economic recovery.”

November 2, 2009
FOR IMMEDIATE RELEASE

Correction of Prior Period Financial Statements

During the third quarter of 2009, we completed a comprehensive analysis of our deferred income tax balances and concluded that our deferred income tax liabilities were overstated.  These errors occurred in periods prior to 2009 and are not material to previously issued financial statements.  The correction of these errors is reflected in our condensed consolidated balance sheets as of December 31, 2008 and September 30, 2008, and had no impact on our condensed consolidated Statements of Earnings or our condensed consolidated Statements of Cash Flows for any periods presented.  A more detailed discussion of these errors will be included in our Quarterly Report on Form 10-Q for the period ended September 30, 2009.

Conference Call

Vulcan will host a conference call at 10:00 a.m. CST on November 3, 2009.  Investors and other interested parties in the U.S. may access the teleconference live by calling 888.680.0860 approximately 10 minutes before the scheduled start.  International participants can dial 617.213.4852.  The access code is 18835229.  A live webcast will be available via the Internet through Vulcan's home page at www.vulcanmaterials.com.  The conference call will be recorded and available for replay approximately two hours after the call through November 10, 2009.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.

Certain matters discussed in this release, including expectations regarding future performance, contain forward-looking statements that are subject to assumptions, risks and uncertainties that could cause actual results to differ materially from those projected.  These assumptions, risks and uncertainties include, but are not limited to, those associated with general economic and business conditions; changes in interest rates; the timing and amount of federal, state and local funding for infrastructure, including the federal stimulus funds; changes in the level of spending for residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by the Company; volatility in pension plan asset values which may require cash contributions to the pension plans; the timing and amount of any future payments to be received under the 5CP earn-out contained in the agreement for the divestiture of the Company's Chemicals business; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; the Company’s ability to secure and permit aggregates reserves in strategically located areas; the Company’s ability to manage and successfully integrate acquisitions; the impact of the global financial crisis on our business and financial condition and access to the capital markets; and other assumptions, risks and uncertainties detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year.  Forward-looking statements speak only as of the date hereof, and Vulcan assumes no obligation to publicly update such statements.

November 2, 2009
FOR IMMEDIATE RELEASE

Table A
Vulcan Materials Company
and Subsidiary Companies

	(Amounts and shares in thousands,
	except per share data)

	Three Months Ended		Nine Months Ended
Consolidated Statements of Earnings	September 30		September 30
(Condensed and unaudited)	2009	2008	2009	2008

Net sales	$738,664	$958,839	$1,987,939	$2,696,558
Delivery revenues	39,528	54,510	112,407	155,681
Total revenues	778,192	1,013,349	2,100,346	2,852,239

Cost of goods sold	584,184	757,993	1,610,018	2,096,036
Delivery costs	39,528	54,510	112,407	155,681
Cost of revenues	623,712	812,503	1,722,425	2,251,717

Gross profit	154,480	200,846	377,921	600,522
Selling, administrative and general expenses	79,558	76,364	238,629	253,721
Gain on sale of property, plant & equipment
and businesses, net	7,496	2,247	10,653	86,690
Other operating income (expense), net	286	1,574	(2,885)	40
Operating earnings.	82,704	128,303	147,060	433,531

Other income (expense), net	2,756	(3,825)	4,578	(3,034)
Interest income	433	955	1,914	2,624
Interest expense	43,952	44,579	131,943	126,230
Earnings from continuing operations
before income taxes	41,941	80,854	21,609	306,891
Provision (benefit) for income taxes	(5,983)	21,038	(9,621)	91,365
Earnings from continuing operations	47,924	59,816	31,230	215,526
Earnings (loss) on discontinued operations, net of tax	6,308	(766)	12,433	(1,788)
Net earnings	$54,232	$59,050	$43,663	$213,738
Basic earnings (loss) per share:
Continuing operations	$0.38	$0.54	$0.27	$1.97
Discontinued operations	0.05	-	0.10	(0.02)
Net earnings per share	$0.43	$0.54	$0.37	$1.95

Diluted earnings (loss) per share:
Continuing operations	$0.38	$0.54	$0.27	$1.94
Discontinued operations	0.05	(0.01)	0.10	(0.01)
Net earnings per share	$0.43	$0.53	$0.37	$1.93

Weighted-average common shares
outstanding:
Basic	125,361	110,114	116,533	109,565
Assuming dilution	125,859	111,270	117,047	110,837
Cash dividends declared per share
of common stock .	$0.25	$0.49	$1.23	$1.47
Depreciation, depletion, accretion and
amortization from continuing operations	$99,243	$98,716	$298,158	$291,491
Effective tax rate from continuing operations	-14.3%	26.0%	-44.5%	29.8%

November 2, 2009
FOR IMMEDIATE RELEASE

Table B
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)

Consolidated Balance Sheets	September 30	December 31	September 30
(Condensed and unaudited)	2009	2008	2008
		As Restated (a)	As Restated (a)
Assets
Cash and cash equivalents	$46,547	$10,194	$90,969
Medium-term investments	6,803	36,734	36,992
Accounts and notes receivable:
Accounts and notes receivable, gross	392,922	365,688	526,933
Less: Allowance for doubtful accounts	(9,394)	(8,711)	(7,738)
Accounts and notes receivable, net	383,528	356,977	519,195
Inventories:
Finished products	265,422	295,525	294,746
Raw materials	24,565	28,568	33,147
Products in process	5,085	4,475	4,832
Operating supplies and other	36,623	35,743	39,356
Inventories	331,695	364,311	372,081
Deferred income taxes	67,967	71,205	63,370
Prepaid expenses	48,951	54,469	42,938
Total current assets	885,491	893,890	1,125,545
Investments and long-term receivables	31,424	27,998	25,003
Property, plant & equipment:
Property, plant & equipment, cost	6,678,317	6,635,873	6,121,159
Less: Reserve for depr., depl. & amort.	(2,713,057)	(2,480,061)	(2,401,074)
Property, plant & equipment, net	3,965,260	4,155,812	3,720,085
Goodwill	3,093,979	3,085,468	3,899,517
Other intangible assets	681,087	673,792	157,597
Other assets	105,927	79,664	199,373
Total assets	$8,763,168	$8,916,624	$9,127,120

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$60,421	$311,685	$344,753
Short-term borrowings	286,357	1,082,500	1,163,500
Trade payables and accruals	141,884	147,104	217,596
Other current liabilities	187,171	121,777	176,974
Total current liabilities	675,833	1,663,066	1,902,823
Long-term debt	2,506,170	2,153,588	2,168,807
Deferred income taxes	896,598	920,475	658,115
Other noncurrent liabilities	599,039	625,743	428,694
Total liabilities	4,677,640	5,362,872	5,158,439
Shareholders' equity:
Common stock, $1 par value	125,401	110,270	110,146
Capital in excess of par value	2,342,765	1,734,835	1,724,343
Retained earnings .	1,797,036	1,893,929	2,160,731
Accumulated other comprehensive loss	(179,674)	(185,282)	(26,539)
Shareholders' equity	4,085,528	3,553,752	3,968,681
Total liabilities and shareholders' equity	$8,763,168	$8,916,624	$9,127,120

(a)	The December 31, 2008 and September 30, 2008 balance sheets reflect corrections of errors related to anoverstatement of deferred income tax liabilities.

November 2, 2009
FOR IMMEDIATE RELEASE

Table C
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)

	Nine Months Ended
Consolidated Statements of Cash Flows	September 30
(Condensed and unaudited)	2009	2008

Operating Activities
Net earnings	$43,663	$213,738
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	298,158	291,491
Net gain on sale of property, plant & equipment and businesses	(11,465)	(86,690)
Contributions to pension plans	(26,793)	(2,419)
Share-based compensation	21,870	14,383
Excess tax benefits from share-based compensation	(1,329)	(8,452)
Deferred tax provision	(26,477)	(1,880)
Changes in assets and liabilities before initial
effects of business acquisitions and dispositions	51,845	(144,694)
Other, net	5,350	2,765
Net cash provided by operating activities	354,822	278,242

Investing Activities
Purchases of property, plant & equipment	(94,165)	(294,885)
Proceeds from sale of property, plant & equipment	6,399	16,797
Proceeds from sale of businesses	16,075	225,783
Payment for businesses acquired, net of acquired cash	(36,980)	(79,113)
Reclassification from cash equivalents to medium-term investments	-	(36,992)
Redemption of medium-term investments	30,590	-
Proceeds from loan on life insurance policies	-	28,646
Other, net	676	4,785
Net cash used for investing activities	(77,405)	(134,979)

Financing Activities
Net short-term payments	(798,118)	(928,000)
Payment of short-term debt and current maturities	(296,555)	(565)
Proceeds from issuance of long-term debt, net of discounts	397,660	949,078
Debt issuance costs	(3,033)	(5,633)
Settlements of forward starting swaps	-	(32,474)
Proceeds from issuance of common stock	587,129	55,072
Dividends paid	(140,048)	(160,816)
Proceeds from exercise of stock options	10,958	27,819
Excess tax benefits from share-based compensation	1,329	8,452
Other, net	(386)	(115)
Net cash used for financing activities	(241,064)	(87,182)

Net increase in cash and cash equivalents	36,353	56,081
Cash and cash equivalents at beginning of year	10,194	34,888
Cash and cash equivalents at end of period	$46,547	$90,969

November 2, 2009
FOR IMMEDIATE RELEASE

Table D
Segment Financial Data and Unit Shipments

	(Amounts in thousands, except per unit data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008
Total Revenues
Aggregates (a)	$532,936	$661,960	$1,432,353	$1,877,269
Asphalt mix and Concrete (b)	243,206	340,678	654,713	932,680
Cement (c)	19,829	25,605	56,423	85,854
Intersegment sales	(57,307)	(69,404)	(155,550)	(199,245)
Total net sales	738,664	958,839	1,987,939	2,696,558
Delivery revenues	39,528	54,510	112,407	155,681
Total revenues	$778,192	$1,013,349	$2,100,346	$2,852,239

Gross Profit
Aggregates	$133,229	$185,175	$323,675	$529,948
Asphalt mix and Concrete	20,730	12,697	55,558	56,037
Cement	521	2,974	(1,312)	14,537
Total gross profit	$154,480	$200,846	$377,921	$600,522

Unit Shipments
Aggregates
Customer tons	41,090	51,734	108,424	148,135
Internal tons (d)	3,454	3,719	8,895	12,606
Aggregates - tons	44,544	55,453	117,319	160,741

Asphalt mix - tons	2,336	2,881	5,636	7,510
Ready-mixed concrete - cubic yards	1,191	1,678	3,407	4,998

Cement
Customer tons	81	132	204	479
Internal tons (d)	97	115	287	356
Cement - tons	178	247	491	835

Average Unit Sales Price (including internal sales)
Aggregates (freight-adjusted) (e)	$10.20	$9.96	$10.27	$10.00
Asphalt mix	$52.38	$58.68	$53.50	$54.28
Ready-mixed concrete	$96.15	$96.89	$97.40	$97.78
Cement	$93.31	$96.76	$96.17	$97.15

(a)	Includes crushed stone, sand and gravel, sand, other aggregates, as well as transportation and service revenues associated withthe aggregates business.
(b)	Includes asphalt mix, ready-mixed concrete, concrete block, precast concrete, as well as building materials purchased for resale.
(c)	Includes cement and calcium products.
(d)
Represents tons shipped primarily to our downstream operations (e.g., asphalt mix and ready-mixed concrete). Sales from internalshipments are eliminated in net sales presented above and in the accompanying Condensed Consolidated Statements of Earnings.

(e)	Freight-adjusted sales price is calculated as total sales dollars (internal and external) less freight to remote distribution sites dividedby total sales units (internal and external).

November 2, 2009
FOR IMMEDIATE RELEASE

Table E
Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows
for the nine months ended September 30 is summarized below (amounts in thousands):
	2009	2008

Supplemental Disclosure of Cash Flow Information
Cash paid (refunded) during the period for:
Interest, net of amount capitalized	$109,586	$109,724
Income taxes	(9,706)	92,554

Supplemental Schedule of Noncash Investing and Financing Activities
Liabilities assumed in business acquisitions	-	2,035
Accrued liabilities for purchases of property & equipment	13,436	29,883
Note received from sale of businesses	1,450	-
Carrying value of noncash assets and liabilities exchanged	-	42,974
Debt issued for purchases of property, plant & equipment	1,984	389
Proceeds receivable from exercise of stock options	-	8,184
Proceeds receivable from issuance of common stock	1,712	-
Fair value of stock issued in business acquisitions	-	25,023

November 2, 2009
FOR IMMEDIATE RELEASE

Table F
Reconciliation of Non-GAAP Measures
EBITDA and Cash Earnings Reconciliations

	(Amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008

Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Cash Earnings

Net cash provided by operating activities	$185,420	$144,190	$354,822	$278,242
Changes in operating assets and liabilities before initial
effects of business acquisitions and dispositions	(87,695)	18,129	(51,845)	144,694
Other net operating items (providing) using cash	55,750	(4,553)	38,844	82,293
(Earnings) loss on discontinued operations, net of tax	(6,308)	766	(12,433)	1,788
Provision (benefit) for income taxes	(5,983)	21,038	(9,621)	91,365
Interest expense, net .	43,519	43,624	130,029	123,606
Less: Depreciation, depletion, accretion and amortization	(99,243)	(98,716)	(298,158)	(291,491)
EBIT	85,460	124,478	151,638	430,497
Plus: Depreciation, depletion, accretion and amortization	99,243	98,716	298,158	291,491

EBITDA	$184,703	$223,194	$449,796	$721,988
Less: Interest expense, net	(43,519)	(43,624)	(130,029)	(123,606)
Current taxes	(26,526)	(23,918)	(16,999)	(93,924)
Cash earnings	$114,658	$155,652	$302,768	$504,458

Reconciliation of Operating Earnings to EBITDA and Cash Earnings

Operating earnings	$82,704	$128,303	$147,060	$433,531
Other income (expense), net	2,756	(3,825)	4,578	(3,034)
EBIT	85,460	124,478	151,638	430,497
Plus: Depreciation, depletion, accretion and amortization	99,243	98,716	298,158	291,491

EBITDA	$184,703	$223,194	$449,796	$721,988
Less: Interest expense, net	(43,519)	(43,624)	(130,029)	(123,606)
Current taxes	(26,526)	(23,918)	(16,999)	(93,924)
Cash earnings	$114,658	$155,652	$302,768	$504,458

EBITDA and Earnings Per Share (EPS) Bridge	EBITDA	EPS
	(millions)	(diluted)
Third Quarter Continuing Operations - 2008 Actual .	$223	$0.54
Increase / (Decrease) due to:
Aggregates:
Volumes	(69)	(0.46)
Selling prices	11	0.07
Costs .	7	0.05
Asphalt mix and Concrete	8	0.05
Cement	(2)	(0.01)
Selling, administrative and general expenses	(3)	(0.02)
Depreciation, depletion, accretion and amortization	n/a	-
Interest expense, net	n/a	-
Tax rate differential and discrete items	n/a	0.15
Additional shares outstanding and other	10	0.01

Third Quarter Continuing Operations - 2009 Actual	$185	$0.38

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization.  Cash earnings adjusts EBITDA for net interest and current taxes.  These financial metrics are often used by the investment community as indicators of a company’s ability to incur and service debt.  They are not defined by Generally Accepted Accounting Principles (GAAP); thus, it should not be considered as an alternative to net cash provided by operating activities, operating earnings, or any other liquidity or performance measure defined by GAAP.

These metrics are presented for the convenience of investment professionals that use such metrics in their analysis and to provide the Company's shareholders an understanding of metrics management uses to assess performance and to monitor our cash and liquidity positions.  Vulcan's management internally uses EBITDA, cash earnings and other such measures to assess the operating performance of its' various business units and the consolidated company.  Vulcan's management does not use these metrics as a measure to allocate resources internally.

November 2, 2009
FOR IMMEDIATE RELEASE

Table G
Reconciliation of Non-GAAP Measures
Adjusted Gross Profit Margin and EBITDA Margin

	(Amounts in thousands)

	Three Months Ended
	September 30
	2009	2008

Gross Profit Margin in Accordance with Generally Accepted Accounting Principles

Gross profit	$154,480	$200,846
Net sales	$738,664	$958,839
Gross profit margin	20.9%	20.9%

Gross Profit Margin Adjusted for Depreciation, Depletion, and Amortization

Gross profit	$154,480	$200,846
Plus: Depreciation, depletion and amortization included in
cost of goods sold .	96,002	95,048
Gross profit adjusted for depreciation, depletion and
amortization .	$250,482	$295,894
Net sales	$738,664	$958,839
Gross profit margin adjusted for depreciation, depletion and
amortization	33.9%	30.9%

Operating Margin in Accordance with Generally Accepted Accounting Principles

Operating earnings	$82,704	$128,303
Net sales	$738,664	$958,839
Operating margin	11.2%	13.4%

EBITDA Margin

EBITDA	$184,703	$223,194
Net sales	$738,664	$958,839
EBITDA margin	25.0%	23.3%

Gross profit margin adjusted for depreciation, depletion and amortization and EBITDA margin are non-GAAP measures. Gross profit margin and operating margin are considered the most comparable financial measures prepared in accordance with generally accepted accounting principles. Adjusted gross profit margin and EBITDA margin are presented for the convenience of investment professionals that use such metrics in their analysis and to provide the Company's shareholders an understanding of metrics management uses to assess performance and to monitor our cash and liquidity positions. Vulcan's management internally uses metrics to measure or approximate cash earnings or margins, including adjusted gross profit metrics, EBITDA and associated margins, cash earnings and other such measures to assess the operating performance of its' various business units and the consolidated company. Vulcan's management does not use these metrics as a measure to allocate resources internally.